EXHIBIT 99.1

Shenandoah Telecommunications Company Reports 86% Increase in Net Income for Second Quarter 2012

EDINBURG, Va., Aug. 3, 2012 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended June 30, 2012.

Second Quarter 2012 Highlights

Highlights for the quarter include:

  Net income of $5.6 million and net income from continuing operations of $5.7 million, up 86% and 88%, respectively, from second quarter 2011
  Revenue of $71.4 million, an increase of 16% from second quarter 2011
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $26.9 million, compared to $23.0 million for the second quarter of 2011, an increase of 17%
  Net postpaid PCS customer additions of 4,341 and net prepaid customer additions of 2,686
  At June 30, 2012, the Company had 255,025 postpaid PCS customers and 117,070 prepaid customers, up 2.6% and 9.3%, respectively, from December 31, 2011
  PCS Postpaid churn was 1.55% in the second quarter of 2012 compared to 1.62% in second quarter 2011. Prepaid churn improved to 3.56% from 4.58% in second quarter 2011

President and CEO, Christopher E. French commented, "We are very pleased with the significant increase in our net income, the continued good growth in Wireless segment customers, and the revenue increases in all segments. Demand for broadband services continues to be strong across all three of our business segments. We have begun the upgrade of our Wireless network to offer 4G LTE service as part of Sprint Nextel's Network Vision project, and we are now working on our final system upgrade to our acquired cable networks."

Consolidated Second Quarter Results

For the quarter ended June 30, 2012, net income from continuing operations was $5.7 million compared to $3.0 million in the second quarter of 2011. Operating income for the second quarter of 2012 was $11.1 million, up $3.1 million or 39% from the second quarter of 2011. Adjusted OIBDA (as defined below) increased to $26.9 million in the second quarter of 2012 from $23.0 million in the second quarter of 2011.

Total revenues for the first quarter of 2012 were $71.4 million, an increase of $9.8 million or 16% compared to $61.6 million for the 2011 second quarter. Increases in PCS customer counts, combined with increases in the monthly revenue per customer across all segments, accounted for the growth in revenues. Operating expenses increased $6.7 million, or 12.5%, to $60.2 million in second quarter 2012.  Wireless segment operating expenses increased $4.6 million, Cable segment operating expenses increased $1.3 million, and Wireline segment operating expenses increased $1.6 million.

Wireless Segment

The Company continued to experience customer growth in its postpaid wireless markets, adding 4,341 net retail postpaid customers during the second quarter of 2012, compared to the 3,037 net added during the second quarter of 2011. The Company's postpaid wireless customer count at June 30, 2012 was 255,025, a 14,163 or 5.9% increase from June 30, 2011. The Company's second quarter postpaid churn was 1.55% compared to 1.62% in second quarter 2011. Gross adds of postpaid customers for second quarter 2012 totaled 16,107, up from 14,673 in the second quarter of 2011.

During the second quarter, the Company added 2,686 net prepaid subscribers, ending the second quarter of 2012 with 117,070 prepaid subscribers, compared to 91,332 as of June 30, 2011. Gross additions of prepaid subscribers totaled 15,043 in the second quarter of 2012, compared to 22,864 added in the second quarter of 2011. Prepaid churn was 3.56% for the second quarter, down from 4.58% for the second quarter of 2011.

Wireless segment operating income increased $2.1 million on operating revenue increases of $6.7 million in the second quarter of 2012 compared to the second quarter of 2011.  The $3.9 million increase in postpaid PCS revenues was primarily due to a 6% increase in customers and the increasing percentage of smartphones, which are subject to additional monthly fees. The $2.5 million increase in prepaid revenues was principally due to the 35% increase in average subscribers in the second quarter of 2012, compared to the second quarter of 2011, with an increase in the proportion of customers with higher revenue plans accounting for the remainder of the increase.

Operating expenses in the Wireless segment increased $4.6 million.  Postpaid handset costs increased $1.5 million due principally to the higher subsidies on iPhones, which were not available until the fourth quarter 2011. Prepaid handset subsidies increased $1.1 million as a result of steeper discounts offered by Sprint Nextel on more expensive handsets.  Wireless network costs increased $0.8 million in the second quarter of 2012 primarily as a result of expanded data capacity.   Selling, general and administrative expenses increased $0.5 million, due equally to prepaid and postpaid marketing costs. Depreciation expense increased $0.6 million, as the Company began to accelerate depreciation on cell site assets that will be replaced in 2012 and 2013 as part of the Network Vision upgrade. Accelerated depreciation on these assets totaled $1.8 million in the second quarter of 2012. This increase was partially offset by a decline of $0.3 million in amortization expense associated with the prepaid subscribers acquired in 2010, and to a $0.9 million one-time favorable adjustment to reduce depreciation expense resulting from revisions to estimated asset retirement costs associated with removing existing base station equipment at cell sites. Second quarter adjusted OIBDA was $19.4 million, an increase of $2.8 million from the second quarter of 2011.

Cable Segment

Cable segment operating loss decreased $0.9 million in the second quarter of 2012 from the 2011 second quarter. The Company has begun the final planned upgrade to the markets acquired in 2010. This market passes approximately 10,000 homes and we expect to complete the upgrade by the end of 2012. Operating revenue in the second quarter of 2012 increased $2.2 million on 6% growth in average revenue generating units and 4% growth in revenue per subscriber, compared to the second quarter of 2011.  Operating expenses increased by $1.6 million in second quarter 2012 over second quarter 2011.   Adjusted OIBDA for second quarter 2012 was $2.4 million, compared to $1.4 million in the second quarter of 2011.

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 137,025 at the end of the second quarter of 2012, an increase of 4.6% from the prior year. Revenue generating units decreased by 2,574 in the second quarter of 2012, compared to an increase of 310 in the second quarter of 2011. Revenue generating units are impacted by seasonal disconnects in college town service areas. The Company also experienced an increase in disconnects for non-payment.

Wireline Segment

Wireline segment operating income was $3.3 million in 2012 second quarter, a decrease of $0.1 million from the second quarter of 2011. Adjusted OIBDA for the Wireline segment for second quarter 2012 was $5.8 million, an increase of $0.1 million from the comparable 2011 period. Wireline segment DSL customers grew by 305 to 12,505, growth of 2.5% from the prior year period. Access lines at June 30, 2012, were 22,670, compared to 23,083 at December 31, 2011 and 23,461 at June 30, 2011.

Other Information

Capital expenditures were $17.5 million in the second quarter of 2012, up from $15.5 million in the comparable 2011 period. Capital expenditures in second quarter 2012 related primarily to upgrading the acquired cable networks and capacity upgrades at PCS sites, while spending in second quarter 2011 primarily related to upgrades to the cable networks acquired in 2010. The Company expects that capital spending will increase significantly during the third quarter as the Company accelerates the pace of upgrading cell sites as part of the Network Vision project.

Cash and cash equivalents as of June 30, 2012 were $21.3 million, up from $15.9 million at December 31, 2011. Total outstanding debt at June 30, 2012 totaled $169.7 million, down from $180.6 million at December 31, 2011. Over the next twelve months, the Company is scheduled to make approximately $21.9 million in principal repayments. At June 30, 2012, the debt/equity ratio was 0.81 and debt as a percent of total assets was 36%. The amount available to the Company through its revolver facility was $50 million as of June 30, 2012. The Company is currently in discussions with lenders to restructure its debt facility to increase the size of the term loan and to extend its maturity, primarily to finance the Network Vision capital program.

As previously announced in February 2012, the Company executed Addendum XII to the Management Agreement with Sprint Nextel that paves the way for the Company to implement 4G LTE services in its PCS service area in conjunction with Sprint Nextel's Network Vision plan. The Company expects to spend approximately $60 million on capital expenditures related to this plan during 2012, and an additional $55 million in 2013, in addition to on-going capital spending to support capacity needs on the wireless network.  The Company accelerated depreciation on existing PCS assets to be replaced, which is expected to add expenses of approximately $7.3 million and $5.3 million to 2012 and 2013, respectively, and expects to incur additional network related costs to support the transition to 4G LTE during 2012.

According to the terms of its credit agreement, the interest rate on the Company's floating rate debt is adjusted based on its leverage ratio. In the second quarter of 2012 the interest rate on the outstanding debt decreased by 0.25% as a result of an improvement in the Company's leverage ratio.

The Company has substantially completed the sale of its Converged Services properties. The Company collected approximately $2.0 million in cash from asset sales and releases of funds from escrow during the second quarter of 2012, and expects to close on all remaining transactions in the next ninety days. The Company expects that the proceeds from the remaining sales will approximate the book value of the assets remaining to be sold.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, August 3, 2012, at 8 A.M. Eastern time.

Teleconference Information:
Friday, August 3, 2012, 8:00 A. M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2012	2011

Cash and cash equivalents	$ 21,312	$ 15,874
Other current assets	35,475	48,590
Investments	8,215	8,305

Net property, plant and equipment	313,710	310,754

Intangible assets, net	77,638	81,346
Other assets, net	15,639	15,110
Total assets	$471,989	$479,979

Current liabilities, exclusive of current maturities of long-term debt of $21,920 and $21,913, respectively	$ 32,663	$ 33,666
Long-term debt, including current maturities	169,693	180,575
Total other liabilities	61,158	68,079
Total shareholders' equity	208,475	197,659
Total liabilities and shareholders' equity	$471,989	$479,979

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$71,378	$61,555	$140,201	$121,983

Cost of goods and services	29,969	25,216	58,998	51,277
Selling, general and administrative	15,013	13,901	30,182	27,239
Depreciation & amortization	15,259	14,444	31,066	28,382
Operating expenses	60,241	53,561	120,246	106,898
Operating income	11,137	7,994	19,955	15,085

Interest expense	(1,522)	(2,846)	(3,317)	(4,665)
Other income (expense), net	391	166	1,049	259
Income from continuing operations before income taxes	10,006	5,314	17,687	10,679
Income tax expense	4,284	2,276	7,558	4,581
Net income from continuing operations	$5,722	$3,038	$10,129	$6,098
Losses from discontinued operations, net of tax benefits	(162)	(46)	(103)	(79)
Net income	$5,560	$2,992	$10,026	$6,019

Net income from continuing operations	$0.24	$0.13	$0.42	$0.25
Losses from discontinued operations	(0.01)	--	--	--
Net income	$0.23	$0.13	$0.42	$0.25

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and six months ended June 30, 2012 and 2011:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Adjusted OIBDA	$26,910	$22,991	$51,923	$44,362

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

Consolidated: (in thousands)	Three Months Ended March 31,		Six months ended June 30,
	2012	2011	2012	2011

Operating income	$ 11,137	$7,994	$19,955	$15,085
Plus depreciation and amortization	15,259	14,444	31,066	28,382
OIBDA	26,396	22,438	51,021	43,467
Plus (gain) loss on asset sales	(9)	38	24	112
Plus share based compensation expense	523	515	878	783
Adjusted OIBDA	$26,910	$22,991	$51,923	$44,362

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months and six months ended June 30, 2012 and 2011:

Wireless Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income	$ 12,491	$ 10,352	$ 23,015	$ 20,427
Plus depreciation and amortization	6,753	6,140	14,510	12,374
OIBDA	19,244	16,492	37,525	32,801
Plus loss on asset sales	--	--	4	16
Plus share based compensation expense	152	146	256	246
Adjusted OIBDA	$ 19,396	$ 16,638	$ 37,785	$ 33,063

Cable Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating loss	$ (4,005)	$ (4,923)	$(8,545)	$(10,643)
Plus depreciation and amortization	6,203	6,088	12,055	11,786
OIBDA	2,198	1,165	3,510	1,143
Plus (gain) loss on asset sales	(30)	28	(21)	75
Plus share based compensation expense	218	194	366	325
Adjusted OIBDA	$ 2,386	$ 1,387	$ 3,855	$ 1,543

Wireline Segment: (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income	$ 3,341	$ 3,428	$ 7,132	$ 7,228
Plus depreciation and amortization	2,285	2,155	4,458	4,105
OIBDA	5,626	5,583	11,590	11,333
Plus loss on asset sales	21	10	41	20
Plus share based compensation expense	120	115	202	193
Adjusted OIBDA	$ 5,767	$ 5,708	$ 11,833	$ 11,546

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Adele M. Skolits
         540-984-5161